Exhibit 10.2

                          DEBT RESTRUCTURING AGREEMENT


     THIS AGREEMENT is made as of April 6, 1998, between PACIFIC AEROSPACE & ELECTRONICS, INC. ("PA&E") and ORCA TECHNOLOGIES, INC. ("Orca") and its wholly owned subsidiaries, TELEVAR, INC. ("Televar") and MONITRx, INC. ("MONITRx").

     A. PA&E has previously loaned certain amounts to Orca, Televar, and MONITRx (the "Orca Loans"). The Orca Loans are evidenced by a series of demand promissory notes and secured by certain assets of Orca and its subsidiaries. PA&E has not yet demanded repayment of the Orca Loans. PA&E has also incurred certain guarantee obligations on behalf of Orca.

     B. PA&E has also loaned certain amounts to Brigadoon.com, Inc. ("Brigadoon"), in the original principal amount of $1,630,000, pursuant to demand promissory notes secured by certain assets of Brigadoon (the "Brigadoon Loans"). PA&E has demanded repayment of the Brigadoon Loans, and Brigadoon has defaulted in its obligations. PA&E has filed a lawsuit in King County Superior Court against Brigadoon, and PA&E and Orca are parties to an involuntary bankruptcy action filed against Brigadoon. Orca is currently negotiating with Brigadoon to acquire Brigadoon's assets.

     C. PA&E and Orca have agreed to restructure the Orca Loans and guarantees and to provide for the purchase by Orca of PA&E's interest in the Brigadoon Loans, on the terms and conditions set forth in this agreement.

     For valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

     1. Purchase of Brigadoon Loans. PA&E agrees to sell to Orca, and Orca agrees to purchase from PA&E, all of PA&E's interest in the Brigadoon Loans, together with all of PA&E's interest in the security for the Brigadoon Loans, any legal actions filed by PA&E with respect to the Brigadoon Loans, and PA&E's warrant to purchase Brigadoon common stock. In consideration for the purchase, Orca, Televar, and MONITRx agree to execute and deliver to PA&E at closing a promissory note (the "Brigadoon Note") in a form to be prepared by PA&E, in the original principal amount of $950,000. The Brigadoon Note will bear interest at 8% per annum and will be payable over a five-year period from the date of the note, which will be March 1, 1998, in monthly payments of accrued interest only for the first twelve months and then payable for the final four years in monthly payments of principal and accrued interest, amortized over four years.

     2. Orca Loans. PA&E agrees to cancel, at closing, all of the outstanding Orca Loans and to release all security that it holds for the Orca Loans in exchange for 2,109,709 shares of common stock of Orca (the "Orca Shares"). For purposes of

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calculating the number of shares of Orca common stock to be issued to PA&E at closing, the Orca Shares were valued at $2.00 per share. Orca represents and warrants that the Orca Shares,combined with the 179,600 shares of Orca common stock already owned by PA&E, will not exceed 19.9% of the issued and outstanding common stock of Orca at the closing date.

     3. Registration Rights. Orca agrees to grant registration rights to PA&E with respect to the Orca Shares and to execute at closing a registration rights agreement to be prepared by PA&E providing for demand registration rights and, in the event of an underwritten public offering, piggyback registration rights, which will be effective after the earliest of: (a) the closing of Orca's third round of financing (the "Financing"), and (b) the first anniversary of the closing of the transactions contemplated in this agreement. For purposes of determining when the Financing has occurred, Orca's first round of financing shall be deemed to have occurred prior to the date of this agreement and may include up to an additional $1 million under the same terms and conditions. Any amount that Orca subsequently raises in a private placement or public offering of equity or debt (other than commercial or trade debt) will be deemed to be another round of financing.

     4. Guarantees of Orca Debt. PA&E agrees to guarantee the following Orca debt, on the conditions described below:

          a. Key Bank Guarantee. PA&E will continue to guarantee the existing loan from Key Bank (the "Key Bank Loan") to Orca for 18 months from the closing date; provided that Orca uses its best efforts to obtain Key Bank's agreement by closing to reduce PA&E's liability under the guarantee to no more than $950,000. If Orca has not obtained such agreement by closing, Orca will continue to use its best efforts to obtain such agreement after closing. Orca, Televar and MONITRx agree to indemnify and hold PA&E harmless against any payments it makes as a guarantor on the Key Bank Loan and any other costs and expenses (including reasonable attorneys' fees and expenses) related to any such payments.

          b. Equipment Guarantee. PA&E will continue to guarantee Orca's obligation with respect to certain equipment acquired from Network Computing Architects, Inc., which Orca is financing through an equipment lease with Comdisco, Inc., up to a maximum of $373,421.00 (the "Comdisco Guarantee"). Orca and PA&E agree to terminate PA&E's obligation under the Comdisco Guarantee no later than the closing date of the Financing, and Orca acknowledges that this may require it to purchase the equipment out of the proceeds of the Financing or to make other arrangements for financing the equipment. Orca, Televar and MONITRx agree to indemnify and hold PA&E harmless against any payments it makes as a guarantor on the Comdisco Guarantee and any other costs and expenses (including reasonable attorneys' fees and expenses) related to any such payments.

     5. Covenant. PA&E and Orca will each use their best efforts to obtain approval of this agreement and the transactions described herein from their respective Board of Directors by April 9, 1998.

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     6. Closing. The closing of the transactions described in this agreement will occur as soon as practicable after execution of this agreement, but no later than April 17, 1998. At the closing, each party will execute and deliver any instruments, certificates, and agreements required to effect the foregoing transactions, in form reasonably acceptable to the parties and their counsel.

     7. Entire Agreement; Modifications. This agreement supersedes and replaces all prior agreements of the parties with respect to the restructuring of the Orca Loans or the purchase of the Brigadoon Loans. This agreement may not be modified by any oral agreements, either express or implied, and all modifications must be in writing and signed by the parties hereto.

     8. Counterparts. This agreement may be executed in counterparts, and when so executed shall constitute one agreement.


                                       PACIFIC AEROSPACE & ELECTRONICS, INC.


                                       By: /s/ DONALD A. WRIGHT
                                           -------------------------------------
                                           Donald A. Wright, President


                                       ORCA TECHNOLOGIES, INC.


                                       By  /s/ ROGER VALLO
                                           -------------------------------------
                                           Its President
                                               ---------------------------------


                                       TELEVAR, INC.


                                       By /s/ DOUGLAS EBSTYNE
                                          --------------------------------------
                                          Its President
                                              ----------------------------------


                                       MONITRx, INC.


                                       By /s/ NORMAN PLUMMER
                                          --------------------------------------
                                          Its President
                                              ----------------------------------

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